EXHIBIT 10.2

September 30, 2021

Mr. Clifton E. Sifford
[REDACTED]

Re:Executive Vice Chairman Agreement

Dear Cliff :

This letter agreement (this “Agreement”) is intended to set forth the understanding and agreement between you and Shoe Carnival, Inc. (the “Company”) regarding your resignation as Chief Executive Officer, the termination of your existing Amended and Restated Employment and Noncompetition Agreement dated as of December 11, 2008, as amended (the “Employment Agreement”), and your continuing employment and service as Executive Vice Chairman of the Board of Directors of the Company (the “Board”).

Accordingly, you and the Company agree as follows:

1.Resignation as CEO and Termination of the Employment Agreement. Your resignation as CEO of the Company will be effective as of September 30, 2021. The Employment Agreement shall terminate by mutual agreement, and be of no further force or effect, effective September 30, 2021.

2.Continuing Employment as Executive Vice Chairman.  You shall remain employed by the Company as its Executive Vice Chairman of the Board.  Your employment will be on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time without advance notice for any or no reason.

3.  Compensation and Benefits.

(a)During the period you are employed under this Agreement, you will be paid on a salary rate basis.  During the period from October 1, 2021 through December 31, 2021, the Company will pay you a salary at the rate of Twenty-Five Thousand Dollars ($25,000.00) per month in accordance with the Company’s usual payroll practices, and subject to all taxes, withholdings and deductions as required by law and as you may authorize.  Beginning January 1, 2022, the Company will pay you compensation at the annual rate of Three Hundred Thousand Dollars ($300,000.00), of which One Hundred Fifty Thousand Dollars ($150,000.00) will be payable in cash as salary in accordance with the Company’s usual payroll practices, and subject to all taxes, withholdings and deductions as required by law and as you may authorize, and One Hundred Fifty Thousand Dollars ($150,000.00) will be paid in the form of an equity award that will be granted under the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “Equity Incentive Plan”) to you on the date of the annual shareholders’ meeting, provided you are still employed with the Company at the time of such grant.  Such equity award will be made pursuant to, and will vest in accordance with, and will be subject to the terms and conditions of, the applicable award agreement and the Equity Incentive Plan.

(b)In addition to the compensation set forth in Section 3(a) above, during the period you are employed under this Agreement, the Company will pay you a monthly stipend in the gross amount of Two Thousand Nine Hundred Fifty-Seven Dollars ($2,957.00) (the “Monthly Stipend”) in accordance with the Company’s usual payroll practices, and subject to all taxes, withholdings and deductions as required by law and as you may authorize.  The Monthly Stipend will be prorated for any partial month of employment.

(c)The compensation and benefits provided to you under this Agreement are in lieu of any other compensation and benefits that Directors on the Board receive, and you will not receive any other compensation or benefits in connection with your service as a Director on the Board while you are employed under this Agreement.

4.Confidential Information.

(a)For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all of the Company’s trade secrets, confidential and proprietary information and all other information belonging to, maintained by or concerning the Company that is not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  the Company’s business processes, practices, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, know-how, trade secrets, computer programs, computer software, work-in-process, databases, manuals, records, systems, supplier information, vendor information, financial information, accounting information, employee information, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, customer information, customer lists, manufacturing information, and factory information, of the Company or any existing customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.  You understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. You understand and agree that Confidential Information includes information developed by you in the course of your employment by the Company as if the Company furnished the same Confidential Information to you in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to you; provided that, such information was not made available by, or is not known by the public as a result of, any direct or indirect fault of you or person(s) acting on your behalf.

(b)You agree and covenant: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available

Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of your authorized duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except (A) as required in the performance of your authorized duties to the Company (and then, such disclosure shall be made only within the limits and in the ordinary course of such duties), (B) with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent), or (C) in connection with your reporting possible violations of law or regulations to any governmental agency or making other disclosures protected under any applicable whistleblower laws. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You shall, unless prohibited by applicable law, promptly provide written notice of any such subpoena or order to the Company’s Chief Executive Officer.

(c)You understand and acknowledge that your obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon you first having access to such Confidential Information and shall continue during and after your employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of your breach of this Agreement or breach by those acting in concert with you or on your behalf.

(d)Notwithstanding anything to the contrary in this Agreement or any policy of the Company, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order.  In the event a disclosure is made, and you file a lawsuit against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant trade secret or Confidential Information to your attorney and may use the same in the court proceeding only if (A) you ensure that any court filing that includes the trade secret or Confidential Information at issue is made under seal; and (B) you do not otherwise disclose the trade secret or Confidential Information except as required by court order.

5.Restrictive Covenants.

(a)You acknowledge that your position with the Company has been and continues to be special, unique and intellectual in character and your position in the Company places you in a position of confidence and trust with employees, vendors and customers of the Company.  You further acknowledge and agree that you have received adequate consideration for the restrictive covenants set forth in this Agreement.  The restrictive covenants contained in this Agreement shall survive the termination of your employment for any reason.

(b)You agree that during your employment with the Company and for a period of twelve (12) months immediately after the termination of your employment with the Company for any reason, you shall not:

(i)within the Restricted Geographic Area (as defined below) engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business (as defined below) in any Prohibited Capacity (as defined below); provided, however, if the Competing Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit you from being employed by, working for or assisting only that division, line or segment of such Competing Business that is not competitive with the business of the Company provided that your work for such non-competitive division, line or segment of the Competing Business does not involve any products that are competitive with the products offered by the Company;

(ii)(A) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any Restricted Person (as defined below) who is then, or during the immediately preceding six (6) month period was, employed by the Company; (B) assist any person or entity in the recruitment, hiring or engagement of any Restricted Person who is then, or during the immediately preceding six (6) month period was, employed by the Company; (C) urge, induce or seek to induce any Restricted Person to terminate his/her employment with the Company; or (D) advise, suggest to or recommend to any Competing Business that it employ, engage or seek to employ or engage any Restricted Person who is then, or during the immediately preceding six (6) month period was, employed by the Company;

(iii) solicit, urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with or representation of, the Company for whatever purpose or reason;

(iv)make or publish any statement or comment that disparages or in any way injures the reputation and/or goodwill of the Company or any of its directors, officers or employees; provided, however, that nothing herein is intended to prohibit you from (A) making any disclosures as may be required or compelled by law or legal process or (B) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company; and/or

(v)take any action intended to harm the Company or its reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company; provided, however, that nothing herein is intended to prohibit you from (A) making any disclosures as may be required or compelled by law or legal process or (B) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company.

(c)“Competing Business” means any of the following entities (which you acknowledge are direct competitors of the Company) and each of their respective subsidiaries and successors:  (i) Payless; (ii) Caleres, Inc.; (iii) Designer Brands Inc.; (iv) Rack Room; (v) Kohls Corporation; (vi) Shoe Department; (vii) Shoe City; (viii) Shoe Pavilion, Inc.; (ix) JD Sports Fashion plc; (x) Finish Line, Inc.; (xi) Dick’s Sporting Goods, Inc.; (xii) Academy Sports + Outdoors; (xiii) Belk; (xiv) Off Broadway Shoe Warehouse; and (xv) Hibbett Sports.

(d)“Prohibited Capacity” means:  (i) the same or similar capacity or function to that in which you worked for the Company at any time during the thirty-six (36) months immediately preceding the termination of your employment with the Company; (ii) any executive or officer capacity or function; (iii) any managerial capacity or function; (iv) any business consulting capacity or function; (v) any merchandizer or buyer capacity or function; (vi) any ownership capacity, except you may own an investment of less than 5% of any class of equity or debt security of a publicly-held company; (vii) any capacity or function in which you likely would inevitably use or disclose the Company’s trade secrets or Confidential Information; or (viii) any other capacity or function in which your knowledge of the Confidential Information would facilitate or assist your work for the Competing Business.

(e)“Restricted Geographic Area” means:  (i) the United States of America, including, but not limited to, each State in which the Company operates a retail store; (ii) Puerto Rico; and (iii) any other state, country, province or territory in which the Company operates a retail store as of the date of termination of your employment.

(f)“Restricted Person” means any individual who is employed with the Company (or an affiliate of the Company) during your employment with the Company and who (i) received, helped create, or had access to, any of the Company’s (or any of its affiliate’s) trade secrets and/or other Confidential Information during his/her employment with the Company (or an affiliate of the Company and/or (ii) is or was employed with the Company (or an affiliate of the Company) in an executive, officer, director level or managerial capacity.

(g)The restrictive time periods set forth in this Section 5 shall not expire during any period in which you are in violation of any of the restrictive covenants set forth in this Section 5, and all restrictions shall automatically be extended by the period you were in violation of any such restrictions.

(h)The restrictive covenants contained in this Section 5 prohibit you from engaging in certain activities directly or indirectly, whether on your own behalf or on behalf of any other person or entity.

(i)The covenants and restrictions in this Agreement are separate and divisible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. Should any particular covenant, restriction, provision or portion of this Agreement be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to the extent reasonable and enforceable under applicable law.

(j)You agree that, during the one (1) year period immediately following the termination of your employment with the Company for any reason, you (i) will within ten (10) days of acceptance of new employment, notify the Company in writing of your employment, engagement or other affiliation with any other business or entity; and (ii) will provide a copy of Sections 4 and 5 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.

6.Proprietary Rights.  All work performed by you and all inventions, discoveries, developments, work product, processes, improvements, creations, deliverables and all written, graphic or recorded material and works of authorship fixed in any tangible medium of expression made, created or prepared by you, alone or jointly with others, during your employment with the Company and relating to the Company’s business (collectively, the “Works”) shall be the Company’s exclusive property, shall be deemed a work made for hire, and all rights, title and interest in the Works shall vest in the Company.  To the extent that the title or rights to any such Works may not, by operation of law, vest in the Company, you hereby irrevocably assign and transfer to the Company all rights, title and interest to such Works.  All Works shall belong exclusively to the Company, and the Company shall have the right to obtain and hold in its own name, any patents, copyrights, registrations or such other intellectual property protections as may be appropriate to the subject matter.  You will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company’s expense, to perfect and enforce any of its proprietary rights and to vest all right, title and interest to the Works in the Company.  This section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or anticipated research or development, or (b) the invention results from any work performed by you for the Company.

7.Remedies.  In the event of a breach or threatened breach by you of any of the above covenants or provisions, the Company shall be entitled to an injunction restraining you from such breach, in addition to all other remedies which the Company shall be entitled to in law or equity.  The Company also shall be entitled to recover from you all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from your violation of this Agreement.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach, threatened breach, or any breach of this Agreement.

8. Assignment.  The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on you, your executors, administrators, personal representatives and other successors in interest.  This Agreement is personal to you, and therefore you shall not have the right to assign this Agreement nor any of your rights, powers, duties or obligations hereunder.

9.Exit Obligations.  Upon (a) voluntary or involuntary termination of your employment or (b) at the Company’s request at any time during your employment, you shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Works, that are in your possession or control, whether they were provided to you by the Company or any of its business associates or created by you in connection with your employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in your possession or control, including those stored on any non-Company devices, networks, storage locations and media in your possession or control.

10.Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and supersedes any prior agreements (including the Employment Agreement), understandings, or representations, oral or written, on the subjects addressed herein. This Agreement may be amended or modified only in a writing signed by the parties.

11.Governing Law and Venue.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Indiana.  Any legal action (whether based on contract, tort or other legal theory) arising out of or relating to this Agreement, your employment with the Company or the termination of your employment shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Evansville, Indiana, and you and the Company each consents and submits to the personal jurisdiction and venue of such courts located in Evansville, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Evansville, Indiana.

12.Counterparts.  This Agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same agreement.  Signatures transmitted by facsimile or other electronic means are acceptable the same as originals.

*****

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter agreement.

ACCEPTED AND AGREED: /s/ Clifton E. Sifford Clifton E. Sifford Date: _October 5, 2021____________	Sincerely, SHOE CARNIVAL, INC. By: /s/ W. Kerry Jackson_______ Name: W. Kerry Jackson Title: Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer